EMPLOYMENT AGREEMENT


          This Employment Agreement (this "Agreement") is made as of this 15th day of January 2001, by and between BE Aerospace, Inc., a Delaware corporation (the "Company") and Mark D. Krosney (the "Employee").

                                    RECITALS

          WHEREAS, the Company wishes to employ the Employee and the Employee wishes to accept such employment on the terms and conditions hereafter set forth; and

          WHEREAS, the Company wishes to make secure for itself the experience, abilities and services of the Employee and to prevent the loss of such experience, services and abilities; and

          WHEREAS, the Employee has successfully completed drug/substance abuse testing, and the Company has received the results of such testing;

          NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

l. Employment. The Company shall employ the Employee, and the Employee shall perform services for and continue in the employment of the Company, for an initial period of one (1) year commencing on January 15, 2001, and ending on January 14, 2002, whereupon the Employee's employment hereunder shall automatically be extended from year to year on and after January 15, 2002, until either the Company or the Employee gives the other party at least thirty (30) days written notice prior to the then-applicable "Expiration Date" (as hereinafter defined of its or his desire to terminate this Agreement, unless such employment shall have been sooner terminated as hereinafter set forth. For purposes of this Agreement (i) the term "Employment Period" shall mean the initial one (1) year period and all extensions thereof, if any, as aforesaid, and (ii) the term "Expiration Date" shall mean January 14 of either calendar year 2002 or any subsequent calendar year if the Employment Period is extended on and after January 15, 2002.

2. Position and Duties. The Employee shall serve the Company in the capacity of Vice President and General Manager of the Company's General Aviation Group and, shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the President of the Company, or his designee. The Employee shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Employee shall devote all of his working time and efforts to the business and affairs of the Company.

3.       Compensation.
         ------------

          (a) Salary. During the Employment Period, the Employee shall receive a salary (the "Salary") payable at the rate of $215,000 per annum. Such rate may be adjusted from time to time by the President provided, however, that it shall at no time be adjusted below $215,000. The Salary shall be payable biweekly or in accordance with the Company's current payroll practices, less all required deductions. The Salary shall be pro-rated for any period of service less than a full year. In addition, you will receive a one-time assignment bonus of $10,000 paid as soon as practicable after you begin employment.

          (b) Incentive Bonus. The Employee may receive a performance bonus of up to one hundred (100%) percent, as determined by the President after the end of the 2002 fiscal year and is to be paid as soon as practicable after the close of the fiscal year. Any subsequent changes to the executive bonus plan after fiscal year 2001 shall apply to this Agreement.

          (c) Expenses. During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company.

          (d) Fringe Benefits. During the Employment Period, the Employee shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement and accident plans or arrangements made generally available by the Company to its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In accordance with the Company policy, the Employee shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its employees.

          (e) Options: The President will recommend that the Board approve the grant of 30,000 options. The grant of such options is contingent upon approval by the Board. Thereafter throughout the Employment Period any grants will be based upon performance and availability.

          (f) Automobile: Without limiting the generality of the foregoing during the Employment Period the Executive shall be furnished with an automobile allowance of $800 per month.

4.  Termination and Compensation Thereon.
    ------------------------------------

          (a) Termination Date. The term "Termination Date" shall mean the earlier of (i) the Expiration Date; or (ii) if the Employee's employment is terminated (x) by his death, the date of his death; or (y) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship.

          (b) Death. The Employee's employment hereunder shall terminate upon his death. In such event, the Company shall pay to such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to this estate, an amount equal to the Salary that would have been due to the Employee had this Agreement been in effect from the date of his death until the Expiration Date.

          (c) Incapacity. If in the reasonable judgment of the President, as a result of the Employee's incapacity due to physical or mental illness or otherwise, the Employee shall for at least six consecutive months during the term of this Agreement have been unable to perform his duties under this Agreement on a full-time basis, the Company may terminate the Employee's employment hereunder by notice to the Employee. In such event, the Company shall continue to pay the Employee his Salary (at the rate in effect as of the Termination Date) and (to the extent legally practicable) extend to him the applicable fringe benefits referred to in Section 3(d) hereof until the Expiration Date. The Company's obligation to pay the Employee his Salary and extend to him such benefits shall terminate if the Employee subsequently takes other employment to the extent of the Employee's salary and benefits from such other employment. Any dispute between the President and the Employee with respect to the Employee's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the President and the Employee, whose decision shall be binding on all parties.

          (d) Termination by the Company. The Company may terminate the Executive's employment hereunder for "cause". For purposes of this Agreement, "cause" shall mean (i) the Employee's material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder (including duties prescribed by the President pursuant to Section 2), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof; or (ii) a felony conviction or a conviction for any crime involving the Employee's personal dishonesty or moral turpitude. If the Employee's employment is terminated pursuant to this Section 4(d), the Company shall have no further obligations to the Employee hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

          (e) Change of Control. If a "Change of Control" (as that term is defined in that certain Indenture dated as of March 3, 1993, by and between the Company and United States Trust Company of New York, as trustee, in connection with the Company's 9 3/4% Senior Notes due 2003) occurs during the Employment Period and, as a result of such Change of Control, this Agreement or the Employee's employment is terminated for any reason, or the Employee resigns his employment because any of the Employee's position, powers, duties or responsibilities under Section 2 above are changed without his agreement, or any compensation or benefit payable or otherwise extended to the Employee hereunder (including without limitation Salary, incentive bonus, expenses, fringe benefits and automobile set forth in Section 3 above) is eliminated or reduced, the Company or its successor in interest shall:

                  (i) give prompt notice to the Employee of any such termination, change, elimination or reduction;

                  (ii) within thirty (30) days after the Termination Date, pay to the Employee (or in the event of the Employee's subsequent death, such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate) a lump sum amount equal to the Employee's Salary in effect as of the Termination Date, which lump sum amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under (iii) below;

                  (iii) until the Expiration Date, continue to pay to the Employee (or in the event of the Employee's subsequent death, such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate) his Salary (in effect as of the date of the Change of Control), and to extend to him the incentive bonus, expenses, fringe benefits and automobile set forth in Section 3 above.

                   The obligations of the Company pursuant to this Section 4 (e) shall survive any termination of this Agreement or the Employee's employment or any resignation of such employment by the Employee pursuant to this Section 4(e).

          (f) Consulting Period Upon Termination. If the Company fails to extend the Employee's employment hereunder for a period of at least one year beyond Expiration Date at his then current Salary and otherwise on the terms and conditions set forth herein, then the Company shall have the option, at its sole discretion, of retaining the Executive as a consultant to perform such services as the Company may reasonably request, in consideration for which services the Company shall continue to pay the Executive the same Salary and (to the extent legally practicable) extend to him the applicable fringe benefits referred to in
Section 3(d), as in effect on the Termination Date for the period commencing on the Termination Date and ending on the date two years after the Termination Date or on such earlier date as the Company may otherwise specify by at least two weeks' prior written notice.

          (g) Severance Pay. In the event the Company does not retain the Executive as a Consultant as provided in Section 4(e) hereof, the Executive shall be entitled to continuation of his then current Salary and medical and dental benefits as in effect at the expiration of the Employment Period, or any extension thereof, for a period equal to the lesser of (i) 12 months or (ii) until the Executive accepts employment elsewhere provided, however, that the Employee's employment was not terminated for cause as set forth in Section 4(d) hereof.

5. Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Company, to it at:
                  BE Aerospace, Inc.
                  1400 Corporate Center Way
                  Wellington, FL  33414
                  Attention: President

                  with a copy to:
                  BE Aerospace, Inc.
                  1400 Corporate Center Way
                  Wellington, FL  33414
                  Attention:  General Counsel

         If to the Executive, to him at:

                  44 Oakwood Drive
                  South Windsor, Ct. 06074

7. Entire Agreement. This Agreement and the Proprietary Rights and Consulting Agreement of even date herewith constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

8. Miscellaneous. The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       EMPLOYEE



                                       /s/ Mark D. Krosney
                                       ------------------------------------
                                       Mark D. Krosney



                                       BE AEROSPACE, INC.



                                       /s/ R J Khoury
                                       ---------------------------------
                                       Robert J. Khoury
                                       President & Chief Executive Officer